Exhibit 21.1

Name	Ownership Percentage	Jurisdiction of Organization
Tropical Communications, Inc.	100%	Florida
Rives-Monteiro Engineering, LLC	49%	Alabama
Rives-Monteiro Leasing, LLC	100%	Alabama
T N S, Inc.	100%	Illinois
ADEX Corporation	100%	New York
ADEXCOMM Corporation	100%	Florida
ADEX Puerto Rico LLC	100%	Puerto Rico
AW Solutions, Inc.	100%	Florida
AW Solutions Puerto Rico, LLC	100%	Puerto Rico
Integration Partners - NY Corporation	100%	New Jersey
RentVM, Inc.	100%	New Jersey
Nottingham Enterprise LLC	40%	Oklahoma
SDN Essentials, LLC	100%	California